Exhibit 4.1
                         2000 STOCK COMPENSATION PLAN I


         THIS STOCK COMPENSATION PLAN I adopted this 1st day of March, 2000, by MIRACOR DIAGNOSTICS, INC., a Utah corporation with its principal place of business being located at 9191 Towne Centre Drive - Suite 420, San Diego, California 92122.

                                   WITNESSETH:

         WHEREAS, the Board of Directors of Miracor Diagnostics, Inc., (the "Company") has determined that it would be to its advantage, and in its best interests, to grant certain consultants and advisors, as well as certain employees the opportunity to purchase stock in the Company as a result of compensation for their service; and

         WHEREAS, the Board of Directors (the "Board") believes that the Company can best obtain advantageous benefits by issuing stock to such designated individuals from time to time.

         NOW THEREFORE, the Board adopts this as the 2000 Stock Compensation Plan I (the "Plan").

1.00     EFFECTIVE DATE AND TERMINATION OF PLAN
         --------------------------------------
         The effective date of the Plan is October 1, 2000, which is the day the Plan was adopted by the Board. The Plan will terminate on the earlier of the date of the grant of the final option for last common stock allocated under the Plan or five years from the date thereof, whichever is earlier.

2.00     ADMINISTRATION OF PLAN
         ----------------------
         The Plan shall be administered by the Board, which may adopt such rules and regulations for its administration as it may deem necessary or appropriate, or may be administered by a Compensation Committee to be appointed by the Board, to have such composition and duties as the Board may from time to time determine.

3.00     ELIGIBILITY TO PARTICIPATE IN THE PLAN
         --------------------------------------
         3.01 Subject to the provisions of the Plan, the Board, or its designee, shall determine and designate, from time to time those consultants, advisors, and employees of the Company, or consultants, advisors, and employees of a parent or subsidiary corporation of the Company, to whom shares are to be issued hereunder and the number of shares to be issued from time to time to any individual or entity. In determining the eligibility of an individual or entity to receive shares, as well as in determining the number of shares to be issued to any individual or entity, the Board, or its designee, shall consider the nature and value to the Company for the services which have been rendered to the Company and such other factors as the Board, or its designee, may deem relevant.

         3.02 To be eligible to be selected to receive stock, an individual must be a consultant, advisor or an employee of the Company or a consultant, advisor, or an employee of a parent or subsidiary Corporation of the Company. The issuance of stock shall be confirmed by the action of the Board or its designee. Shares shall be issued directly to such entities.

         3.03 Stock may be issued to any individual or entity eligible hereunder, regardless of his previous stockholdings.

         3.04 The issue price of the stock for which any person may be issued under this Plan (and all other plans of the Company) may be increased or reduced by the Board, or its designee, from time to time.

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4.00     NUMBER OF SHARES SUBJECT TO THE PLAN
         ------------------------------------
         4.01. The Board, shall reserve for the purposes of the Plan a total of Five Hundred Thousand (500,000) of the authorized but unissued shares of common shares of the Company.

5.00     PRICE OF COMMON SHARES
         ----------------------
         5.01. The initial and standard price per share of common stock to be issued directly shall be $.50 per share but may be changed in each case by the Board, or its designee, from time to time. If the share price is changed, the Board, or its designee, shall determine the share price no later than the date of the issuance of the shares and at such other times as the Board, or its designee, deems necessary. The Board shall have absolute final discretion to determine the price of the common stock under the Plan. In the absence of such specific determination, the share price will be $.50 per share.

6.00     RESTRICTIONS ON TRANSFER
         ------------------------
         6.01 No right or privilege of any person under the Plan shall be transferable or assignable, except to the person's personal representative in the event of the person's death, and except as provided in Section 6.02, the right to receive stock granted hereunder is exercisable only by the person during his life.

         6.02 If an person dies holding the right to receive stock to be issued pursuant to this Plan, his personal representative shall have the right to exercise such right for only within one year after the date of the death of the person.

7.00     RECLASSIFICATION, CONSOLIDATION OR MERGER
         -----------------------------------------
         If and to the extent that the number of issued shares of common stock of the Company shall be increased or reduced by change in par value, split-up, reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to direct issuance and the price thereof per share shall be proportionately adjusted. If the Company is reorganized or consolidated or merged with another corporation, the person shall be entitled to receive direct issuance covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions.

8.00     DISSOLUTION OR LIQUIDATION
         --------------------------
         Upon the dissolution or liquidation of the Company, the rights granted hereunder shall terminate and become null and void, but the person shall have the right immediately prior to such dissolution or liquidation to exercise any right granted and exercisable hereunder to the full extent not before exercised.

9.00     BINDING EFFECT
         --------------
         This Plan shall inure to the benefit of and be binding upon the Company and its employees, and their respective heirs, executors, administrators, successors and assigns.

10.00    ADOPTION OF PLAN
         ----------------
         This Plan has been duly adopted by the Board of Directors of the Company on March 1, 2000.

11.00    NOTICES
         -------
         Any notice to be given to the Company under the terms of this plan shall be addressed to such address as is set forth on the first page hereof.

         IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf by its President, to be sealed by its corporate seal, and attested by its Secretary effective the day and year first above written.

                                          MIRACOR DIAGNOSTICS, INC.
                                          By /signed/__________________________
                                             President
ATTEST:

/signed/_________________________
         Secretary

(SEAL)

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